Registration No. 333-86708

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Post-Effective Amendment No. 1 to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

Moore-Handley, Inc.
(Exact name of registrant as specified in its charter)

Delaware	63-0819773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3140 Pelham Parkway
Pelham, Alabama 35124
(Address of Principal Executive Offices)

Moore-Handley, Inc. 1991 Incentive Compensation Plan
(Full title of the Plan)

Gary C. Mercer
Moore-Handley, Inc.
3140 Pelham Parkway
Pelham, Alabama 35124
(205) 663-8011
(Name, address and telephone number of agent for service)

Information Concerning Resales

On October 7, 2003, the Company announced that its Board of Directors had approved the deregistration of its Common Stock under the Securities Exchange Act of 1934, as amended. Following the deregistration, which is expected to be effected by the filing of a Form 15 at the end of October, 2003, the Company will file a further post-effective amendment to this registration statement, deregistering all remaining shares of Common Stock hereunder.

While the Plan contains no restrictions on the resale of shares distributed to participants, following deregistration, shares offered for sale by the Company pursuant to outstanding options will be available for exemption from registration pursuant to Rule 701 under the Securities Act of 1933, as amended. Shares acquired by participants upon exercise of options following deregistration and pursuant to the exemption provided by Rule 701 will be "restricted securities" and will bear a restrictive legend to that effect. As such, they may not be reoffered or resold except pursuant to the Securities and Exchange Commission's Rule 144 under such Act or another exemption thereunder. The Company has no obligation to register the shares for resale under the Securities Act, and the Prospectus will not be available for use in connection with such reoffers or resales. Generally, Rule 144 requires that "restricted securities" be held for at least one year from the date of purchase from the Company prior to becoming eligible for resale under the Rule. Rule 144 also requires that there be adequate current financial information about the Company, imposes volume limitations on the amount of shares that may be sold in any three-month period (not more than 1% of the amount outstanding), imposes limitations of the manner of sale and a requirement that the seller file a Form 144 with the SEC prior to placing orders for sales with a broker (for sales of more than 500 shares or more than $10,000 in aggregate sales price in any three-month period).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by Moore-Handley, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  The Company's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;
  All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and
  The description of the Company's Common Stock, par value $.10 per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

           Item 4.  Description of Securities

                        Not applicable.

Item 5.  Interests of Named Experts and Counsel

                       None.

           Item 6.  Indemnification of Directors and Officers

The Delaware General Corporation Law (the "Delaware Law") permits a Delaware corporation to include a provision in its Certificate of Incorporation, and the Company's Restated Certificate of Incorporation so provides, eliminating or limiting the personal liability of a director to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any such of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions. Under Delaware law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In derivative actions, indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and, in the event such person shall have been adjudged to be liable to the corporation, only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses.

The Company's Restated Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is the legal representative, or is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity, shall be indemnified and held harmless by the Company to the full extent authorized by the Delaware Law, as in effect (or, to the extent indemnification is broadened, as it may be amended), against all expenses, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amount to be paid in settlement) reasonably incurred by such person in connection therewith. The Company's Restated Certificate of Incorporation also provides that the right of indemnification conferred to the director, officer or legal representative by the Company's Restated Certificate of Incorporation shall include the right to be paid by the Company for expenses in defending the proceedings specified above, in advance of their final disposition. The Company may also, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

The Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities law.

          Item 7.  Exemption from Registration Claimed

                       Not applicable.

           Item 8.  Exhibits

                        An Exhibit Index, containing a list of all exhibits is included on page 9.

           Item 9.  Undertakings
    Rule 415 Offering. The undersigned Registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
        To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pelham, Alabama on the 7th day of October, 2003.

MOORE-HANDLEY, INC.

By:         /s/   Gary C.Mercer
Gary C. Mercer
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ William Riley William Riley	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	October 7, 2003
/s/ Gary C. Mercer Gary C. Mercer	Chief Financial Officer (Principal Accounting and Financial Officer)	October 7, 2003
/s/ Michael J. Gaines Michael J. Gaines	Director	October 7, 2003
/s/ Michael B. Stubbs Michael B. Stubbs	Director	October 7, 2003
/s/ Michael Palmer Michael Palmer	Director	October 7, 2003

Index to Exhibits

Exhibit No.    Description of Exhibit

4.1               Specimen Certificate of Common Stock, $.10 par value per share, of the Company
                    (incorporated by reference to the relevant exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-3032)).

4.2               Restated Certificate of Incorporation of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1987).

4.3               Bylaws of the Company (incorporated by reference to the Company's Registration
                    Statement on Form S-1 (Registration No. 33-3032)), as amended on May 7, 1987
                    (incorporated by reference to the Company's Annual Report on Form 10-K for the
                    ended December 31, 1987).

5                  Opinion of Debevoise & Plimpton.*

23.1             Consent of Ernst & Young LLP.*

23.2             Consent of Debevoise & Plimpton (included in Exhibit 5).*

24                 Powers of Attorney.*

99                 Moore-Handley, Inc. 1991 Incentive Compensation Plan*

* previously filed